Exhibit 99.1

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE	Contact: Peter E. Simonsen
Janet Belsky
978-922-2100

BEVERLY NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE QUARTER AND YEAR ENDED

DECEMBER 31, 2004

(Beverly, MA) February 16, 2005 - Don Fournier, President and Chief Executive Officer of Beverly National Corporation and its subsidiary, Beverly National Bank, announced the earnings of Beverly National Corporation for the quarter and year ended December 31, 2004.

Beverly National Corporation reported total assets of $378,124,932 at December 31, 2004 as compared with $347,174,768 for December 31, 2003. Net income for the twelve-month period ending December 31, 2004 was $2,500,390 compared to $2,177,011 for the same period of 2003. Basic earnings per share for the twelve months ending December 31, 2004 were $1.35 versus $1.20 for the same period of 2003. Diluted earnings per share for the twelve-month period ending December 31, 2004 was $1.30 as compared to $1.14 for the twelve months ending December 31, 2003.

Commenting on the Company’s results, Don Fournier, President and Chief Executive Officer, stated, “A stronger net interest margin, an increased volume of loans, and a one time gain of approximately $190,000 net of taxes on the sale of property during the forth quarter of 2004 were the primary factors that contributed to a nearly 15 percent increase in earnings.”

During the fourth quarter of the year, The Bank opened a branch office in Danvers. This is the Bank’s seventh office on the North Shore.

“The new Danvers office provides a significant opportunity to enter the marketplace in this town,” stated Fournier. “The location offers added convenience for our existing customers, while allowing the Bank to expand it’s reach into a community that offers new business opportunities in both the commercial and personal banking markets.”

Fournier continued, “While the investment in personnel and the new office may initially slow the rate of earnings growth for the short term, the steps we are taking now should position us for future growth and long-term profitability. We believe that continued development of our core operations, coupled with enhanced convenience and customer service represent the best strategy to maximize long-term value for our shareholders.”

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.

BEVERLY NATIONAL CORPORATION

Period Ending December 31, 2004

Financial Highlights

(Unaudited)

	Year Ended December 31,		Three Months Ended December 31,
	2004	2003	2004	2003
Net income	$2,500,390	$2,177,011	$819,224	$469,084
Basic shares outstanding	1,846,249	1,813,206	1,859,386	1,827,877
Earnings per share-Basic	$1.35	$1.20	$0.44	$0.26
Diluted shares outstanding	1,926,388	1,903,354	1,938,531	1,914,738
Earnings per share-Diluted	$1.30	$1.14	$0.43	$0.24

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.

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